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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO. _____ )


                               POINT OF SALE, LTD.
                               -------------------
                                (NAME OF ISSUER)


                                     COMMON
                                     ------
                         (TITLE OF CLASS OF SECURITIES)


                                    M7945W108
                                    ---------
                                 (CUSIP NUMBER)




THE REMAINDER OF THIS COVER PAGE SHALL BE FILLED OUT FOR A REPORTING PERSON'S INITIAL FILING ON THIS FORM WITH RESPECT TO THE SUBJECT CLASS OF SECURITIES, AND FOR ANY SUBSEQUENT AMENDMENT CONTAINING INFORMATION WHICH WOULD ALTER THE DISCLOSURES PROVIDED IN A PRIOR PAGE.

THE INFORMATION REQUIRED IN THE REMINDER OF THIS COVER PAGE SHALL NOT BE DEEMED TO BE "FILED" FOR THE PURPOSE OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934 ("ACT") OR OTHERWISE SUBJECT TO THE LIABILITIES OF THAT SECTION OF THE ACT BUT SHALL BE SUBJECT TO ALL OTHER PROVISIONS OF THE ACT (HOWEVER, SEE THE NOTES.)

                        (CONTINUED ON FOLLOWING PAGE(S))



                                PAGE 1 OF 4 PAGES

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                                                               PAGE 2 OF 4 PAGES


CUSIP NO. M7945W108                          13G
          ---------


1)   NAMES OF REPORTING PERSONS. SS OR IRS IDENTIFICATION NOS. OF ABOVE PERSONS

     GREENVILLE CAPITAL MANAGEMENT, INC.; 51-0318559
     ---------------------------------------------------------------------------

2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP.         (a)        (b)
                                                        ------     ------

3)   SEC USE ONLY

     ---------------------------------------------------------------------------

4)   CITIZENSHIP OR PLACE OF ORGANIZATION

     PO BOX 220; ROCKLAND, DE 19732; USA
     ---------------------------------------------------------------------------

NUMBER OF SHARES    5)   SOLE VOTING POWER
BENEFICIALLY
OWNED BY                 ----------------------------
EACH REPORTING
PERSON WITH         6)   SHARED VOTING POWER

                         ----------------------------

                    7)   SOLE DISPOSITIVE POWER

                         559,676
                         ----------------------------

                    8)   SHARED DISPOSITIVE POWER

                         ----------------------------

9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     559,676
     ---------------------------------------------------------------------------

10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

     ---------------------------------------------------------------------------

11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     5.04%
     ---------------------------------------------------------------------------

12)  TYPE OF REPORTING PERSON

     IA
     ---------------------------------------------------------------------------




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                                                               PAGE 3 OF 4 PAGES

ITEM 1(A). NAME OF ISSUER

     POINT OF SALE, LTD
     ---------------------------------------------------------------------------

ITEM 1(B). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

     33 BEN GURION STREET; HERZLIA ISRAEL 46100
     ---------------------------------------------------------------------------

ITEM 2(A). NAME OF PERSON(S) FILING

     GREENVILLE CAPITAL MANAGEMENT, INC.
     ---------------------------------------------------------------------------

ITEM 2(B). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

     PO BOX 220 ROCKLAND, DE 19732
     ---------------------------------------------------------------------------

ITEM 2(C). CITIZENSHIP

     USA
     ---------------------------------------------------------------------------

ITEM 2(D). TITLE OF CLASS OF SECURITIES

     COMMON
     ---------------------------------------------------------------------------

ITEM 2(E). CUSIP NUMBER

     M7945W108
     ---------------------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

     a)        BROKER OF DEALER REGISTERED UNDER SECTION 15 OF THE ACT
         ----

     b)        BANK AS DEFINED IN SECTION 3(A)(6) OF THE ACT
         ----

     c)        INSURANCE COMPANY AS DEFINED IN SECTION 3(A)(19) OF THE ACT
         ----
     d) INVESTMENT COMPANY REGISTERED UNDER SECTION 8 OF THE INVESTMENT ---- COMPANY ACT

     e)   XX   INVESTMENT ADVISER REGISTERED UNDER SECTION 203 OF THE
         ----  INVESTMENT ADVISERS ACT OF 1940

     f) EMPLOYEE BENEFIT PLAN, PENSION FUND WHICH IS SUBJECT TO THE ---- PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF
               1974 OR ENDOWMENT FUND; SEE RULE 13D-1(B)(1)(II)(F)

     g) PARENT HOLDING COMPANY, IN ACCORDANCE WITH RULE 13D-1(B)(II)(G) ---- (NOTE: SEE ITEM 7)

     h)        GROUP, IN ACCORDANCE WITH RULE 13D-1(B)(1)(II)(H)
         ----

ITEM 4.  OWNERSHIP

     a)   AMOUNT BENEFICIALLY OWNED:

          559,676
          ----------------------------------------------------------------------

     b)   PERCENT OF CLASS:

          5.04%
          ----------------------------------------------------------------------

     c)   NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

          ----------------------------------------------------------------------

          i)   SOLE POWER TO VOTE OR TO DIRECT THE VOTE

               -----------------------------------------------------------------

          ii)  SHARED POWER TO VOTE OR TO DIRECT THE VOTE

               -----------------------------------------------------------------

          iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF

               559,676
               -----------------------------------------------------------------

          iv)  SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF

               -----------------------------------------------------------------

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                                                               PAGE 4 OF 4 PAGES

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

IF THIS STATEMENT IS BEING FILED TO REPORT THE FACT THAT AS OF THE DATE HEREOF THE REPORTING PERSON HAS CEASED TO BE THE BENEFICIAL OWNER OF MORE THAN FIVE PERCENT OF THE CLASS OF SECURITIES, CHECK THE FOLLOWING. / /

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

     N/A
     ---------------------------------------------------------------------------

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

     N/A
     ---------------------------------------------------------------------------

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

     N/A
     ---------------------------------------------------------------------------

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

     N/A
     ---------------------------------------------------------------------------

ITEM 10. CERTIFICATION

     BY SIGNING BELOW I CERTIFY THAT, TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE SECURITIES REFERRED TO ABOVE WERE ACQUIRED IN THE ORDINARY COURSE OF BUSINESS AND WERE NOT ACQUIRED FOR THE PURPOSE OF AND DO NOT HAVE THE EFFECT OF CHANGING OR INFLUENCING THE CONTROL OF THE ISSUER OF SUCH SECURITIES AND WERE NOT ACQUIRED IN CONNECTION WITH OR AS A PARTICIPANT IN ANY TRANSACTION HAVING SUCH PURPOSES OR EFFECT.

                                     SIGNATURE

     AFTER REASONABLE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.

                                             JANUARY 21, 1999
                                             ----------------
                                             (DATE)

                                             ELIZABETH B. KIRKER
                                             --------------------
                                             (SIGNATURE)

                                             ELIZABETH B. KIRKER/OFFICE MANAGER
                                             ----------------------------------
                                             (NAME/TITLE)